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                                                                  Exhibit 4(iii)



                      SECOND AMENDMENT TO CREDIT AGREEMENT
                                   AND CONSENT

     THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT, dated as of the 17th day of March, 2000 (this "Amendment"), is made among MARKEL CORPORATION, a Virginia corporation (the "Borrower"), MARKEL HOLDINGS INC., a Virginia corporation ("Holdings"), the banks and financial institutions listed on the signature pages thereof or that became parties thereto after the date thereof (collectively the "Lenders"), and FIRST UNION NATIONAL BANK (the "Agent").

                                    RECITALS

     A. The Borrower, Holdings, the Agent and the Lenders are parties to a Credit Agreement, dated as of December 21, 1999 (as amended by the First Amendment, dated February 4, 2000 , the "Credit Agreement"), providing for the availability of a revolving credit facility to the Borrower upon the terms and conditions set forth therein. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

     B. The Borrower and the Target have entered into Amendment No. 2 (the "Merger Agreement Amendment") to the Agreement and Plan of Merger and Scheme of Arrangement, dated as of January 28, 2000, (which has previously been amended by the Confirmation and Amendment Agreement, dated December 1, 1999). The Borrower has requested that the Agent and the Lenders (i) approve and consent to the Merger Agreement Amendment, and (ii) agree to amend the Credit Agreement to make certain changes as reflected herein necessitated by the Target's 1999 financial performance. The Agent and the Lenders have agreed to effect such amendments upon the terms and conditions set forth herein.

     C. In addition, the Borrower is giving notice that it desires to terminate the Commitments in part in an aggregate amount of $100,000,000.


                             STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   AMENDMENTS

     1.1 New Definitions. Section 1.1 of the Credit Agreement is hereby terminate by adding the following definition of "Merger Agreement Amendment" in appropriate alphabetical order:

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                  "Merger Agreement Amendment" shall mean the
           Amendment No. 2 to the Agreement and Plan of Merger and Scheme of Arrangement, dated as of January 28, 2000, between the Borrower and the Target.

     1.2 Existing Definitions. The definitions of "Consolidated Net Income Before Interest of Target", "Material Adverse Change" and "Second Amendment" in
Section 1.1 of the Credit Agreement are hereby amended and restated as follows:

                  "Consolidated Net Income Before Interest of Target" shall mean, for any period, the sum (without duplication) of
           (i) net income (or loss) for the Target and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) Consolidated Interest Expense of the Target to the extent taken into account in the calculation of net income (or loss) in clause (i) above, plus
           (iii) for any period that shall include the fiscal quarter ending December 31, 1999, the amount of the charge taken by the Target and its Subsidiaries (net of any tax effect) in such fiscal quarter (provided that such amount shall not exceed $129,000,000 on a pre-tax basis).

                  "Material Adverse Change" shall mean a material adverse change in the condition (financial or otherwise), results of operations, business or assets of the Parent and its Subsidiaries, taken as a whole, other than (a) any changes solely in the market price of the shares of common stock of the Borrower or the Target or (b) any changes resulting from
           (i) changes in general economic conditions, (ii) changes in the market level of investment portfolios, and (iii) changes affecting the property and casualty insurance industry in general, or (c) any changes reflected in the information contained in Schedule 6.2 to the Merger Agreement Amendment.

                  "Second Amendment" shall mean the Second Amendment to Credit Agreement, dated as of March 17, 2000, between the Borrower, Holdings, the Agent and the Lenders.

     1.3 Pro Forma Calculations of Financial Covenants. Section 3.1(n) of the Credit Agreement is hereby amended by deleting the reference to "September 30, 1999" in such subsection and replacing it with "December 31, 1999."

     1.4 Minimum Consolidated Net Worth. Section 3.1(o) of the Credit Agreement is hereby amended by deleting the reference to "$750,000,000" in such subsection and replacing it with "$650,000,000."

     1.5 Pro Forma Balance Sheet. The first sentence of Section 4.15(c) of the Credit Agreement is hereby amended and restated as follows:

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                  The unaudited pro forma consolidated balance sheet of
           Holdings and its Subsidiaries as of December 31, 1999, a copy of which has been delivered to the Lenders in connection with the Second Amendment, gives pro forma effect to the consummation of the Terra Nova Acquisition, the initial extensions of credit made under this Agreement, and the payment of transaction fees and expenses related to the foregoing, all as if such events had occurred on such date (the "Pro Forma Balance Sheet").

     1.6 Pro Forma Balance Sheet. The first sentence of Section 4.15(d) of the Credit Agreement is hereby amended and restated as follows:

                  The Borrower has prepared, and delivered to the Lenders in connection with the Second Amendment, annual projected balance sheets and statements of income and cash flows of Holdings for the six-year period beginning with the year ending December 31, 1999, giving effect to the Transactions (the "Projections").

     1.7 Interest Coverage Ratio. Section 6.2 of the Credit Agreement is hereby amended and restated as follows:


                  6.2 Interest Coverage Ratio. The Parent will not permit the Interest Coverage Ratio, as of the last day of any fiscal quarter, to be less than (i) for any fiscal quarter ending on any date after the Closing Date but on or before December 31, 2000, 3.15 to 1.0 , and (ii) for any fiscal quarter ending thereafter, 3.25 to 1.0.

                                   ARTICLE II

                                     CONSENT

     For purposes of Sections 3.1(f) and 4.20 of the Credit Agreement, the Agent and the Lenders hereby approve and consent to the Merger Agreement Amendment.

                                  ARTICLE III

                              COMMITMENT REDUCTION

     3.1 Notice of Commitment Reduction. Pursuant to Section 2.5(c) of the Credit Agreement, the Borrower hereby gives notice that it terminates the Commitments in part in the aggregate amount of $100,000,000. The Agent and the Lenders hereby waive the requirement of five (5) Business Days' prior written notice. Such Commitment reduction shall be effective on the date hereof.

     3.2 Application of Commitment Reduction. Notwithstanding Section 2.5(d) or 2.15 of the Credit Agreement, the permanent Commitment reduction pursuant to
Section 3.1 of this

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Amendment shall be applied in full and only to the Commitment of Societe
Generale, NY Branch (which Commitment shall be reduced from $50,000,000 to $0), Bank of America, N.A. (which Commitment shall be reduced from $25,000,000 to $0), and The Royal Bank of Scotland plc (which Commitment shall be reduced from $25,000,000 to $0, The Royal Bank of Scotland, plc having previously assigned $10,000,000 of its Commitment to First Union National Bank). Accordingly, the Commitment of each other Lender shall be unaffected. Each of Societe Generale, New York Branch, Bank of America, N.A. and The Royal Bank of Scotland plc shall relinquish its rights under the Credit Agreement and other Credit Documents (other than such rights relating to indemnification to the extent such rights relate to the time prior to the permanent reduction of its Commitment), and be released from its obligations under the Credit Agreement and the other Credit Documents. Each of Societe Generale, New York Branch, Bank of America, N.A. and The Royal Bank of Scotland plc hereby acknowledges that it shall receive no other fees and expenses relating to its Commitment other than those actually received by such Lender prior to the date hereof.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     The Borrower and Holdings hereby represent and warrant to the Agent and the Lenders as follows:

     4.1 Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties of the Borrower and Holdings contained in Sections 4.1 and 4.3 the Credit Agreement is true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date).

     4.2 Merger Agreement Amendment. The Borrower has delivered a true, accurate and complete copy of the Merger Agreement Amendment, together with all schedules and exhibits referred to therein.

     4.3 No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

                                   ARTICLE V

                                 ACKNOWLEDGEMENT

     Holdings hereby acknowledges that the Borrower, the Agent and the Lenders have agreed, as provided herein, to amend the Credit Agreement as provided herein. Holdings hereby approves and consents to the transactions contemplated by this Amendment and agrees that its obligations under Article IX of the Credit Agreement and the other Credit Documents to which it is a party shall not be diminished as a result of the execution of this Amendment. This acknowledgement by Holdings is made and delivered to induce the Agent and the Lenders to

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enter into this Amendment, and Holdings acknowledges that the Agent and the Lenders would not enter into this Amendment in the absence of the acknowledgements contained herein.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1 Effect of Amendment. From and after the effective date of the amendments to the Credit Agreement set forth herein, all references to the Credit Agreement set forth in any other Credit Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

     6.2 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia (without regard to the conflicts of law provisions thereof).

     6.3 Expenses. The Borrower and Holdings agree to pay upon demand all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of counsel to the Agent) in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Credit Documents delivered in connection herewith.

     6.4 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

     6.5 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     6.6 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

     6.7 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

              [the remainder of this page left blank intentionally]

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

                                             MARKEL CORPORATION


                                             By:    ____________________________

                                             Title: ____________________________


                                             MARKEL HOLDINGS INC.

                                             By:    ____________________________

                                             Title: ____________________________


                                             FIRST UNION NATIONAL BANK, as Agent
                                             and as a Lender


                                             By:    ____________________________

                                             Title: ____________________________

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                                                 BANK OF AMERICA, N.A.

                                                 By:    ________________________

                                                 Title: ________________________


                                                 BANK ONE, NA

                                                 By:    ________________________

                                                 Title: ________________________


                                                 BARCLAYS BANK PLC

                                                 By:    ________________________

                                                 Title: ________________________


                                                 THE CHASE MANHATTAN BANK

                                                 By:    ________________________

                                                 Title: ________________________


                                                 CRESTAR BANK

                                                 By:    ________________________

                                                 Title: ________________________


                                                 FLEET NATIONAL BANK

                                                 By:    ________________________

                                                 Title: ________________________

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                                                  THE NORTHERN TRUST COMPANY


                                                  By:    _______________________

                                                  Title: _______________________


                                                  THE ROYAL BANK OF SCOTLAND PLC


                                                  By:    _______________________

                                                  Title: _______________________


                                                  SOCIETE GENERALE, NY BRANCH


                                                  By:    _______________________

                                                  Title: _______________________

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